Exhibit 2.1

Execute Version

SHARE EXCHANGE AGREEMENT

dated

October 28, 2019

by and among

Scienjoy Inc., a Cayman Islands company (the “Company”),

WBY Entertainment Holdings Ltd., a British Virgin Islands company (“WBY”),

Lavacano Holdings Limited, a Republic of Seychelles company (“Lavacano”),

and

Wealthbridge Acquisition Limited, a British Virgin Islands company (the “Purchaser”)

i

4.28	Accounts	27
4.29	Tax Matters	27
4.30	Environmental Laws	28
4.31	Finders’ Fees	28
4.32	Powers of Attorney and Suretyships	28
4.33	Directors and Officers	28
4.34	Certain Business Practices	29
4.35	Money Laundering Laws	29
4.36	Not an Investment Company	29
4.37	Full Disclosure	29
4.38	No Other Representations and Warranties	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		30
5.1	Corporate Existence and Power	30
5.2	Corporate Authorization	30
5.3	Governmental Authorization	30
5.4	Non-Contravention	30
5.5	Finders’ Fees	30
5.6	Issuance of Shares	30
5.7	Capitalization	31
5.8	Information Supplied	31
5.9	Litigation	31
5.10	Trust Fund	31
5.11	Listing	32
5.12	Reporting Company	32
5.13	No Market Manipulation	32
5.14	Sarbanes-Oxley Act	32
5.15	Investment Company	32
5.16	Board Approval	32
5.17	Purchaser SEC Documents and Financial Statements	33
5.18	No Undisclosed Liabilities	34
5.19	Interested Party Transactions	34
5.20	Certain Business Practices	35
5.21	Money Laundering Laws	35
5.22	Business Activities	35
5.23	No Other Representations and Warranties	35

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SELLERS		35
6.1	Ownership of Stock; Authority	35
6.2	Approvals	36
6.3	Non-Contravention	36
6.4	Litigation and Claims	36
6.5	Investment Representations	36

ARTICLE VII COVENANTS OF THE COMPANY AND PURCHASER PENDING CLOSING		38
7.1	Conduct of the Business	38
7.2	Access to Information	40
7.3	Notices of Certain Events	40
7.4	Annual and Interim Financial Statements	41
7.5	Proxy Statement; Purchaser Special Meeting.	41
7.6	Financial Information	43
7.7	Trust Account	43
7.8	Employees of the Company and the Manager	43
7.9	Form 8-K; Press Releases	43
7.10	Nasdaq Matters	43
7.11	Section 16 of the Exchange Act	43

ARTICLE VIII COVENANTS OF THE COMPANY		44
8.1	Reporting and Compliance with Laws	44
8.2	Reasonably Best Efforts to Obtain Consents	44

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		44
9.1	Reasonably Best Efforts; Further Assurances	44
9.2	Tax Matters	44
9.3	Settlement of Purchaser Liabilities	45
9.4	Compliance with SPAC Agreements	45
9.5	Confidentiality	45
9.6	Directors’ and Officers’ Indemnification and Insurance.	46
9.7	Equity Financing	47
9.8	Conversion of Certain Purchaser Common Stock	47
9.9	Trust Extension	47

ARTICLE X CONDITIONS TO CLOSING		48
10.1	Condition to the Obligations of the Parties	48
10.2	Conditions to Obligations of Purchaser	49
10.3	Conditions to Obligations of the Company	50

ARTICLE XI INDEMNIFICATION		51
11.1	Indemnification of Purchaser	51
11.2	Indemnification of Company	52
11.3	Procedure	52
11.4	Escrow of Escrow Shares by Sellers	53
11.5	Limitations on Indemnification	54
11.6	Survival of Indemnification Rights	55
11.7	Exclusive Remedy	55

ARTICLE XII DISPUTE RESOLUTION		55
12.1	Arbitration	55
12.2	Waiver of Jury Trial; Exemplary Damages	57

ARTICLE XIII TERMINATION		57
13.1	Termination Without Default	57
13.2	Termination Upon Default	58
13.3	Survival	59

ARTICLE XIV MISCELLANEOUS		59
14.1	Notices	60
14.2	Amendments; No Waivers; Remedies	60
14.3	Arm’s length bargaining; no presumption against drafter	60
14.4	Publicity	60
14.5	Expenses	61
14.6	No Assignment or Delegation	61
14.7	Governing Law	61
14.8	Counterparts; facsimile signatures	61
14.9	Entire Agreement	61
14.10	Severability	62
14.11	Construction of certain terms and references; captions	62
14.12	Further Assurances	62
14.13	Third Party Beneficiaries	63
14.14	Waiver	63

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of October 28, 2019 (the “Signing Date”), by and among Scienjoy Inc., a Cayman Islands company (the “Company”), WBY Entertainment Holdings Ltd., a British Virgin Islands company (“WBY”), Lavacano Holdings Limited, a Republic of Seychelles company (“Lavacano”, together with WBY, each a “Seller” and collectively, the “Sellers”), and Wealthbridge Acquisition Limited, a British Virgin Islands company(the “Purchaser”).

W I T N E S S E T H:

A.	The Company, through its wholly owned or Controlled (as defined below) subsidiaries, is engaged in the operation of a live streaming platform in PRC (the “Business”);

B.	The Company is a holding company for Scienjoy International Limited, a Hong Kong registered company (“Scienjoy HK”), which in turn owns 100% of the issued and outstanding equity interests in Sixiang Wuxian (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise registered in Beijing, China (the “WFOE”) in accordance with the laws of the People’s Republic of China (“PRC”);

C.	The WFOE, Zhihui Qiyuan (Beijing) Technology Co., Ltd. (智汇启源（北京科技有限公司, a limited liability company organized and existing under the laws of the PRC, “Zhihui Qiyuan”) and the registered shareholders of Zhihui Qiyuan are parties to certain variable interest entity contracts, pursuant to which the profits of Zhihui Qiyuan, and its subsidiaries, including Hai Xiu (Beijing) Technology Company Co., Ltd., Beijing Le Hai Technology Co., Ltd. and Beijing Sixiang Shiguang Technology Co., Ltd., each such company formed under PRC Law (each of such subsidiaries of Zhihui Qiyuan, a “VIE Sub”, and collectively, the “VIE Subs”, together with Zhihui Qiyuan, the “VIE Entities”, and each a “VIE Entity”), are directly or indirectly payable to the WFOE, and in connection with such variable interest entity contracts, the VIE Entities are directly or indirectly controlled by the WFOE;

D.	The Sellers collectively own all of the issued and outstanding shares of the Company Common Stock (as defined in Section 4.5);

E.	The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

F.	The parties hereto desire that the Purchaser purchases 100% of the issued and outstanding shares of Company Common Stock from the Sellers in exchange for the Closing Payment Shares (the “Share Exchange”); and

G.	The parties intend that the Share Exchange will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein).

The parties hereto accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Voting Agreement, Registration Rights Agreement, Escrow Agreement, Lock-up Agreements.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.4 “Amended Charter” means the form of Second amended and restated Purchaser Charter required to be approved and adopted at the Purchaser Special Meeting.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.6 “Balance Sheet” has the meaning set forth in Section 4.11.

1.7 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.8 “Break-up Fee” has the meaning set forth in Section 13.2(c).

1.9 “Business” has the meaning set forth in the recitals.

1.10 “Business Combination” has the meaning set forth in the Purchaser Charter.

1.11 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.12 “Closing Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of the Company and its Subsidiaries, on a consolidated basis, determined in accordance with the U.S. GAAP.

1.13 “Closing Payment Shares” means stock certificates representing, in the aggregate, a number of shares of Purchaser Common Stock equal to $164,000,000, divided by $10.00.

1.14 “Company Common Stock has the meaning set forth in Section 4.5.

1.15 “Company Consent” has the meaning set forth in Section 4.10.

1.16 “Company Disclosure Schedules” has the meaning set forth in Article IV.

1.17 “Company Indemnitees” has the meaning set forth in Section 11.2.

1.18 “Company Information” has the meaning set forth in Section 7.5(b).

1.19 “Company Group” has the meaning set forth in Section 4.1.

1.20 “Company Material Adverse Effect” or “Company Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.21 “Company Stock Rights” means all options, warrants or other rights (including debt instruments) to purchase, convert or exchange into Company Common Stock.

1.22 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 8.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.

1.23 “Control” of a Person (including the term “Controlled” by a Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.24 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.25 “De Minimis Amount” has the meaning set forth in Section 11.5(a)(i).

1.26 “Earnout Shares” has the meaning set forth in Section 3.2.

1.27 “Earnout 1 Shares” has the meaning set forth in Section 3.2(a).

1.28 “Earnout 2 Shares” has the meaning set forth in Section 3.2(b).

1.29 “Earnout 3 Shares” has the meaning set forth in Section 3.2(c).

1.30 “Earnout 1 Target” has the meaning set forth in Section 3.2(a).

1.31 “Earnout 2 Target” has the meaning set forth in Section 3.2(b).

1.32 “Earnout 3 Target” has the meaning set forth in Section 3.2(c).

1.33 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.34 “Equity Financing” has the meaning set forth in Section 9.7.

1.35 “Escrow Agreement” means the agreement in the form attached as Exhibit C hereto between the Sellers and the Purchaser with respect to the Escrow Shares.

1.36 “Escrow Fund” has the meaning set forth in Section 11.4.

1.37 “Escrow Shares” means shares of Purchaser Common Stock representing 10% of the aggregate amount of Closing Payment Shares.

1.38 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.39 “First Extension” has the meaning set forth in Section 9.9(a).

1.40 “First extension Funding Note” has the meaning set forth in Section 9.9(a).

1.41 “Foreign Private Issuer” has the meaning set forth in Section 9.8.

1.42 “Governmental Approval” has the meaning set forth in Section 4.3.

1.43 “Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

1.44 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.45 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.46 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.47 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.48 “Inventory” is defined in the UCC.

1.49 “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated February 5, 2019.

1.50 “Key Personnel” has the meaning set forth in Section 7.8.

1.51 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.52 “Leases” means the leases set forth on Schedule 1.25 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.53 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.54 “Lock-Up Agreements” means the agreement in the form attached as Exhibit D hereto between the Purchaser and certain Sellers with respect to the Purchaser Common Stock.

1.55 “Losses” has the meaning set forth in Section 11.1.

1.56 “Material Contracts” has the meaning set forth in Section 4.16.

1.57 “Net Income Before Tax” means, with respect to any fiscal year, the surviving corporation’s profit before income tax for such fiscal year as reflected on the surviving corporation’s audited financial statements prepared in accordance with U.S. GAAP for such fiscal year; provided, however, that if such audited financial statements are delivered with a qualified opinion, adverse opinion, or a disclaimer of opinion from the auditors thereof, Net Income Before Tax for such fiscal year shall be finally determined in good faith by the disinterested members of the board of directors of the surviving corporation.

1.58 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.59 “Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its memorandum and articles of association or similar Organizational Documents, in each case, as amended.

1.60 “Permits” has the meaning set forth in Section 4.17.

1.61 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by the Company of any Contract or Law, (D) the Liens set forth on Schedule 4.14(c), and (E) the equity interest pledge under the VIE Contracts.

1.62 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.63 “PRC Establishment Documents” has the meaning set forth in Section 4.9(c).

1.64 “Proxy Statement” has the meaning set forth in Section 7.5.

1.65 “Purchaser A Common Stock” means the ordinary shares of the Purchaser with no par value, the holders of which shall have the same rights as the holders of Purchaser B Common Stock, other than the following: (i) in respect of matters requiring a shareholder vote, each share of Purchaser A Common Stock will be entitled to one vote, and (ii) other restrictions (if any) as set forth in the Purchaser’s amended and restated memorandum and articles of association in connection with Reclassification of Capital Stock of Purchaser.

1.66 “Purchaser B Common Stock” means the ordinary shares of the Purchaser with no par value, the holders of which shall have the same rights as the holders of Purchaser A Common Stock, other than the following: (i) in respect of matters requiring a shareholder vote, each share of the Purchaser B Common Stock will be entitle to ten (10) votes, and (ii) other restrictions (if any) as set forth in the Purchaser’s amended and restated memorandum and articles of association in connection with Reclassification of Capital Stock of Purchaser.

1.67 “Purchaser Charter” means the Amended and Restated Memorandum and Articles of Association of the Purchaser, as in effect on the date hereof.

1.68 “Purchaser Common Stock” means: (i) prior to Reclassification of Capital Stock of Purchaser, the ordinary shares of Purchaser with no par value; and (ii) on and after Reclassification of Capital Stock of Purchaser, collectively, the Purchaser A Common Stock and the Purchaser B Common Stock.

1.69 “Purchaser Indemnitees” has the meaning set forth in Section 11.1.

1.70 “Purchaser Material Adverse Effect” means a material adverse change or a material adverse effect that would prevent or materially delay the ability of the Purchaser to perform its obligations under this Agreement, provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, except for changes that disproportionately affect the Purchaser; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Company; (vi) any matter of which Company is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, except for changes that disproportionately affect the Purchaser; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (ix) any natural or man-made disaster or acts of God.

1.71 “Purchaser Securities” means the Purchaser Common Stock, Purchaser Warrants, Purchaser Rights, Purchaser UPO and Purchaser Units, collectively.

1.72 “Purchaser Securities Redemptions” has the meaning set forth in Section 7.7.

1.73 “Purchaser Special Meeting” has the meaning set forth in Section 7.5(a).

1.74 “Purchaser Stockholder Approval” has the meaning set forth in Section 7.5(a).

1.75 “Purchaser Rights” means the right to receive one-tenth (1/10) of a share of Purchaser Common Stock.

1.76 “Purchaser Unit” means a unit of the Purchaser comprised of one share of Purchaser Common Stock, one warrant to purchase one-half of one share of Purchaser Common Stock, and one right to receive one-tenth (1/10) of one share of Purchaser Common Stock upon the consummation of Share Exchange.

1.77 “Purchaser UPO” means the option issued to Chardan Capital Markets, LLC (and/or its designees), to purchase up to an aggregate of 431,250 Purchaser Units at a price of $11.50 per Purchaser Unit.

1.78 “Purchaser Warrants” means one whole warrant entitling the holder thereof to purchase one-half of one Purchaser Common Stock at a price of $11.50 per whole Purchaser Common Stock.

1.79 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.80 “Reclassification of Capital Stock of Purchaser” has the meaning set forth in Section 9.8.

1.81 “Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by the Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

1.82 “Registration Rights Agreement” means the agreement in the form attached as Exhibit B hereto governing the resale of the Closing Payment Shares.

1.83 “Release Date” has the meaning set forth in Section 11.4(d).

1.84 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.85 “SEC” means the Securities and Exchange Commission.

1.86 “Second Extension” has the meaning set forth in Section 9.9(b).

1.87 “Second Extension Funding Note” has the meaning set forth in Section 9.9(b).

1.88 “Securities Act” means the Securities Act of 1933, as amended.

1.89 “Seller” and “Sellers” has the meaning set forth in the Preamble.

1.90 “Sellers Designee” has the meaning set forth in Section 2.3.

1.91 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.92 “Survival Period” has the meaning set forth in Section 11.6.

1.93 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 4.15.

1.94 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.95 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.96 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.97 “Third Extension” has the meaning set forth in Section 9.9(c).

1.98 “Third Extension Funding Note” has the meaning set forth in Section 9.9(c).

1.99 “Third-Party Claim” has the meaning set forth in Section 11.3(a).

1.100 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.101 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II

SHARE EXCHANGE

2.1 Share Exchange. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Purchaser shall issue to the Sellers the Closing Payment Shares less the Escrow Shares.

2.2 Closing; Closing Date. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Share Exchange (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, at 10:00 a.m. local time, on or before September 30, 2020, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At Closing, the Sellers shall take the actions and deliver duly executed versions of the documents listed in Part I of Schedule 2.2 and the Purchaser shall take the actions and deliver duly executed versions of the documents listed in Part II of Schedule 2.2.

2.3 Board of Directors. As of the Closing, the Purchaser’s board of directors will consist of seven (7) directors. The Sellers shall have the right to designate five (5) directors (the “Sellers Designees”), to serve on the Purchaser’s board of directors from the Closing Date, three (3) of whom shall qualify as independent directors under Nasdaq rules. Oriental Holdings Limited (the “Sponsor”) shall have the right, for three (3) years from the Closing Date, to designate one director to serve on the Purchaser’s board of directors, and the right, for six (6) years from the Closing Date, to designate one director who shall qualify as an independent director under Nasdaq rules to serve on the Purchaser’s board of directors. The parties to this Agreement shall enter into a voting agreement (the “Voting Agreement”) in the form attached hereto as Exhibit A.

2.4 Cancellation of Treasury Shares. At the Closing Date, any Company Common Stock held in treasury shall be canceled and extinguished without any conversion thereof or payment therefor.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Purchaser are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONSIDERATION

3.1 Payment of Closing Payment Shares.

(a) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall (i) issue to each Seller the number of shares of the Closing Payment Shares opposite such Seller’s name on Schedule A (less the applicable number of such Seller’s Escrow Shares as set forth in Schedule A) and (ii) issue the Escrow Shares to the Escrow Agent to be held pursuant to the terms of this Agreement and the Escrow Agreement.

(b) No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Share Exchange, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser.

(c) Each certificate issued pursuant to the Share Exchange to any holder of Company Common Stock shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

3.2 Earn-out Payment. The Sellers shall be entitled to receive additional shares of Purchaser Common Stock (the “Earnout Shares”) in accordance with the following:

(a) If the Purchaser or, in the event the Closing shall not have occurred by the end of 2019 fiscal year, the Company and its subsidiaries (including the VIE Entities) on a consolidated basis achieves Net Income Before Tax of US$20,900,000 or approximately RMB$140,000,000 based on an exchange rate of RMB$6.70 to US$1.00 (the “Earnout 1 Target”), then, the Purchaser shall issue to the Sellers a number of shares of Purchaser Common Stock equal to US$30,000,000, divided by US$10.00 (any and all such shares issued, the “Earnout 1 Shares”), on a date that is the later of (A) ten (10) Business Days following the final determination of the Net Income Before Tax for the 2019 fiscal year or (B) the Closing; provided, that upon the completion of the Reclassification of Capital Stock of Purchaser, or if the Reclassification of Capital Stock of Purchaser shall have occurred by then, out of the Earnout 1 Shares a number of shares of Purchaser A Common Stock issued to Lavacano equal to US$3,000,000, divided by US$10,00, shall immediately be converted into Purchaser B Common Stock. If the Purchaser (and its subsidiaries on a consolidated basis) achieves between 90% and 100% of the Earnout 1 Target, the Purchaser shall issue to the Sellers between 90% (inclusive) and 100% of the Earnout 1 Shares on a proportionate basis. By way of example only, if Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of US$18,810,000 or approximately RMB 126,000,000 for the 2019 fiscal year, the Sellers shall be entitled to receive 90% of Earnout 1 Shares. For the avoidance of doubt, the Earnout 1 Target shall be either US$20,900,000 or RMB$140,000,000, whichever is lower.

(b) If the Purchaser and its subsidiaries (including the VIE Entities) on a consolidated basis) achieves Net Income Before Tax of US$28,300,000 or approximately RMB$190,000,000 based on an exchange rate of RMB$6.71 to US$1.00 (the “Earnout 2 Target”), then, the Purchaser shall issue to the Sellers a number of shares of Purchaser Common Stock equal to US$30,000,000, divided by US$10.00 (any and all such shares issued, the “Earnout 2 Shares”), on a date that is no later than ten (10) Business Days following the final determination of the Net Income Before Tax for the 2020 fiscal year; provided, that upon the completion of the Reclassification of Capital Stock of Purchaser, or if the Reclassification of Capital Stock of Purchaser shall have occurred by then, out of the Earnout 2 Shares a number of shares of Purchaser A Common Stock issued to Lavacano equal to US$3,000,000, divided by US$10,00, shall be immediately converted into Purchaser B Common Stock. If the Purchaser (and its subsidiaries on a consolidated basis) achieves between 90% and 100% of the Earnout 2 Target, the Purchaser shall issue to the Sellers between 90% (inclusive) and 100% of the Earnout 2 Shares on a proportionate basis. By way of example only, if Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of US$25,470,000 or approximately RMB 171,000,000 for the 2020 fiscal year, the Sellers shall be entitled to receive 90% of Earnout 2 Shares. For the avoidance of doubt, the Earnout 1 Target shall be either US$28,300,000 or RMB$190,000,000, whichever is lower.

(c) If the Purchaser and its subsidiaries (including the VIE Entities) on a consolidated basis) achieves Net Income Before Tax of US$35,000,000 or approximately RMB$235,000,000 based on an exchange rate of RMB$6.71 to US$1.00 (the “Earnout 3 Target”), then, the Purchaser shall issue to the Sellers a number of shares of Purchaser Common Stock equal to US$30,000,000, divided by US$10.00 (any and all such shares issued, the “Earnout 3 Shares”), on a date that is no later than ten (10) Business Days following the final determination of the Net Income Before Tax for the 2020 fiscal year; provided, that upon the completion of the Reclassification of Capital Stock of Purchaser, or if the Reclassification of Capital Stock of Purchaser shall have occurred by then, out of the Earnout 3 Shares a number of shares of Purchaser A Common Stock issued to Lavacano equal to US$3,000,000, divided by US$10,00, shall be immediately converted into Purchaser B Common Stock. If the Purchaser (and its subsidiaries on a consolidated basis) achieves between 90% and 100% of the Earnout 3 Target, the Purchaser shall issue to the Sellers between 90% (inclusive) and 100% of the Earnout 3 Shares on a proportionate basis. By way of example only, if Purchaser (and its subsidiaries on a consolidated basis) achieves Net Income Before Tax of US$31,500,000 or approximately RMB 211,500,000 for the 2021 fiscal year, the Sellers shall be entitled to receive 90% of Earnout 3 Shares. For the avoidance of doubt, the Earnout 1 Target shall be either US$35,000,000 or RMB$235,000,000, whichever is lower.

(d) Notwithstanding the foregoing, (i) if the closing sale price of Purchaser Common Stock is above US$15.00 for 60 days out of 90 consecutive trading days within twelve (12) months following the Closing, then the Sellers shall be entitled to receive the Earnout 1 Shares; (ii) if the closing sale price of Purchaser Common Stock is above US$20.00 for 60 days out of 90 consecutive trading days between the 13th month and 24th month following the Closing, then the Sellers shall be entitled to receive the Earnout 2 Shares; or (iii) if the closing sale price of Purchaser Common Stock is above US$25.00 for 60 days out of 90 consecutive trading days between the 25th month and 36th month following the Closing, then the Sellers shall be entitled to receive the Earnout 3 Shares.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate Earnout Shares issuable hereunder exceed a number of shares of Purchaser Common Stock equal to US$90,000,000, divided by US$10.00.

(f) All share and per share amounts in this Section 3.3 shall be appropriately adjusted to reflect splits, share dividends and similar events subsequent to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) or the information contained in the Proxy Statement relating to the Company, the Company hereby represents and warrants to Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement:

4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and the Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed (the Company and the Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business, in each case, as presently conducted in all material respects. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. The Company Group has offices located only at the addresses set forth on Schedule 4.1.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority (each such approval, a “Governmental Approval”) other than (a) the approvals listed on Schedule 4.3, and (b) where failure to obtain such consent, approval, license or take any such action or, would not reasonably be expected to have, individual or in the aggregate, a Company Material Adverse Effect.

4.4 Non-Contravention. Except as set forth on Schedule 4.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 4.10 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligation binding upon the Company Group or by which any of the Company Capital Stock or any of the Company’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock or any of the Company Group’s assets, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Party’s assets.

4.5 Capitalization. The Company has an authorized capitalization consisting of 500,000,000 ordinary shares, US$0.0001 par value per share (the “Company Common Stock,” or the “Company Capital Stock”) of which 100,000 shares of Company Common Stock are issued and outstanding as of the date hereof. No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued and will be fully paid and non-assessable at the Closing and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned (and always has been owned) of record and beneficially by the Sellers. The only shares of Company Common Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by the Purchaser. No other class of capital stock of the Company is authorized or outstanding. Except as set forth on Schedule 4.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) to the knowledge of the Company, agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto.

4.6 Charter Documents. Copies of the Organizational Documents of each member of the Company Group have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. No member of the Company Group has taken any action in violation or derogation of its Organizational Documents such that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.7 Corporate Records. All proceedings occurring since June 30, 2019 of the board of directors, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company Group. The stock ledgers and stock transfer books of the Company Group are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders of the Company Group since June 30, 2019, have been made available to Purchaser, and are the original stock ledgers and stock transfer books and minute book records of the Company Group or true, correct and complete copies thereof.

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since June 30, 2019, none of the Company Group has used any name other than the names listed on Schedule 4.8 to conduct the Business. The Company Group has filed appropriate "doing business as" certificates in all applicable jurisdictions with respect to itself, except where such failure has not had and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.9 Subsidiaries.

(a) Schedule 4.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. Other than the VIE Entities or as set forth in the VIE Contracts (as defined below), as the case may be, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 4.9(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 4.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Scienjoy HK is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the WFOE. The WFOE is a party to certain variable interest entity contracts with Zhihui Qiyuan, and the registered shareholders of Zhihui Qiyuan (the “VIE Shareholders”), which are set forth on Schedule 4.9(b) (the “VIE Contracts”), pursuant to which the profits of each VIE Entity are payable to the WFOE directly or indirectly, and each VIE Entity is contractually controlled directly or indirectly by the WFOE. The WFOE is a wholly foreign-owned enterprise registered in Beijing, China.

(c) The capital and organizational structure of each Subsidiary organized or registered in the PRC (each, a “PRC Subsidiary”) are valid and in full compliance with the applicable PRC Laws, other than as would not reasonably be expected to have a Company Material Effect. The registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws,. The Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents of the PRC Subsidiary complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

4.10 Consents. The Contracts listed on Schedule 4.10 are the only Contracts binding upon the Company or by which any of the Company Capital Stock or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11 Financial Statements.

(a) Schedule 4.11 includes (i) the unaudited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018, 2017 and 2016 consisting of the unaudited consolidated balance sheet as of such date, the unaudited consolidated income statement for the twelve (12) month period ended on such date, and the unaudited consolidated cash flow statement for the twelve (12) month period ended on such date and (ii) unaudited financial statements from January 1, 2019 through June 30, 2019 (collectively, the “Financial Statements” and the unaudited consolidated balance sheet as of June 30, 2019 included therein, the “Balance Sheet”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein in conformity with U.S. GAAP. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Balance Sheet are included therein.

(d) The Balance Sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 4.11, the Company does not have any Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Company Material Adverse Effect.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), the Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the relevant office.

4.13 Absence of Certain Changes. Since the Balance Sheet date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet date, there has not been:

(a) any Company Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group relating to the Business, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company, in each case, other than in ordinary course of business consistent with past practice;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(f) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory, licenses and services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company, other than, in the case of each of the clauses (i) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(i) any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $3,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $3,000,000 in the aggregate by the Company Group

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of $1,000,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(l) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

(m) any amendment to the Company Group’s Organizational Documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person, other than as would not reasonably be expected to have, individually or in the aggregate, the Company Adverse Effect;

(o) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(p) any commitment or agreement to do any of the foregoing.

Since the Balance Sheet date through and including the date hereof, the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

4.14 Properties; Title to the Company’s Assets.

(a) Except as set forth on Schedule 4.14(a) or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) All of the Tangible Personal Property is located at the office of the Company.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet or acquired after July 1, 2019. Except as set forth on Schedule 4.14(c), no such asset is subject to any Liens other than Permitted Liens. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action (or any basis therefore) pending against, or to the best knowledge of the Company threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Capital Stock or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company that would, individually or in the aggregate, reasonably to be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement. The Company is not, and has not been in the past five (5) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, the Company Adverse Effect.

4.16 Contracts.

(a) Schedule 4.16(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which the Company Group is a party, and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $1,000,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $1,000,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company Group;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company Group to which any 10% stockholder of the Company is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company);

(xiv) any Contract not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $3,000,000 per the terms of such contract;

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party; and

(xvi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as set for the on Schedule 4.16(b), each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets. Except as set forth on Schedule 4.16(b), no Contract (i) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company Group previously provided to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

(c) Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) Except as set for the on Schedule 4.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.17 Licenses and Permits. Schedule 4.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Third Party Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business, except for the failure to have, individually or in the aggregate, any Permits that would not be reasonably expected to have a Company Material Adverse Effect.

4.18 Compliance with Laws. Except as set forth on Schedule 4.18(a), the Company Group is not in violation of, has not violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company has not received any subpoenas by any Authority.

(a) Without limiting the foregoing paragraph, the Company Group is not in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable due to the specific nature of the Business;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii) any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Except as set forth on Schedule 4.18(a), no permit, license or registration is required by the Company in the conduct of the Business under any of the Laws described in this Section 4.18.

(c) The WFOE has complied in all material respects with all applicable PRC Laws in connection with foreign exchange.

4.19 Intellectual Property.

(a) Schedule 4.19 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c) The current use by the Company Group of the Intellectual Property Rights does not infringe, and the use by the Company Group of the Intellectual Property Rights after the closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) Except as disclosed on Schedule 4.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(f) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

4.20 Customers and Suppliers.

(a) Schedule 4.20(a) sets forth a list of the Company Group’s ten (10) largest customers and the ten (10) largest suppliers of goods or services as measured by the dollar amount of purchases therefrom or thereby, for the Company’s December 31, 2018 fiscal year and for the first six months of the Company’s December 31, 2019 fiscal year, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as indicated on Schedule 4.20(b), to the actual knowledge of the Company, no supplier listed on Schedule 4.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

4.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. Except as set forth on Schedule 4.21(b), to the best knowledge of the Company, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The Financial Statements have consolidated any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.21(c) or in the ordinary course of business conducted by the Company Group, the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.22 Pre-payments. Except as set forth on Schedule 4.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23 Employees.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of the ten (10) highest paid employees and independent contractors of the Company Group as of September 30, 2019, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2018.

(b) Except as set forth on Schedule 4.23(b), the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

(d) Except as would not have a Company Material Adverse Effect, the Company Group has properly classified all of its employees as exempt or non-exempt.

4.24 Employment Matters.

(a) Schedule 4.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b) Except as disclosed on Schedule 4.24(b):

(i) to the best knowledge of the Company, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

4.25 Withholding. Except as disclosed on Schedule 4.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.26 Employee Benefits and Compensation. The Company Group does not have any “employee benefit plan”, bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”).

4.27 Real Property.

(a) Except as set forth on Schedule 4.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.27, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate on the Lease, free and clear of all Liens except for the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

4.28 Accounts. Schedule 4.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29 Tax Matters.

(a) (i) The Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.29, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or for which a Lien may be imposed upon any of the Company’s assets and, to the best of the Company’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the Company is required to be treated as owned by another Person for income Tax purposes; (ix) there is no Lien for Taxes upon any of the assets of the Company; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement, with respect to the Company Group; (xi) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) the Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2018; (xiii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiv) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xv) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return; (xvi) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xvii) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

4.30 Environmental Laws.

(a) Except as set forth in Schedule 4.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group.

(c) Except as set forth on Schedule 4.30(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.31 Finders’ Fees. Except as set forth on Schedule 4.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.32 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33 Directors and Officers. Schedule 4.33 sets forth a true, correct and complete list of all directors and officers of the Company.

4.34 Certain Business Practices. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since October 1, 2016, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Company Material Adverse Effect, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company that could reasonably be expected to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

4.35 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.36 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.37 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review contains any untrue statement of a material fact. To the knowledge of the Company, the Company Group has provided Purchaser with all requested material information regarding the Business.

4.38 No Other Representations and Warranties. Except as provided in this Article IV and the statement contained in the Company Disclosure Schedule, neither the Company, the Sellers, or any Affiliates of the Company or the Sellers, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that:

5.1 Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

5.2 Corporate Authorization. The execution, delivery and performance by Purchaser of this Agreement and the Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Purchaser, enforceable against them in accordance with its terms. The affirmative vote of holders of (i) a majority of the outstanding shares of Purchaser Common Stock, to approve the proposals to be set forth in the Proxy Statement and (ii) a majority of the outstanding shares of Purchaser Common Stock to approve the adoption of the Amended Charter, at the Purchaser Shareholder Meeting in accordance with applicable Law are required prior to the Closing.

5.3 Governmental Authorization. Other than as contemplated by the Proxy Statement (as described in Section 7.5 hereof) and any Governmental Approval required for purpose of Section 7.10 hereof, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority requiring a consent, approval, authorization, order or other action of or filing with any Governmental Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.4 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) provide that holders of fewer than the number of shares of Purchaser Common Stock specified in the Purchaser’s Organizational Documents exercise its redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Purchaser.

5.5 Finders’ Fees. Except for the Deferred Underwriting Amount and except as set forth on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or its Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Closing Payment Shares and any Purchaser Common Stock issued pursuant to Section 3.2 or Section 9.9 (if applicable), when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which Purchaser is bound, applicable Law or the Purchaser’s Organizational Documents.

5.7 Capitalization.

(a) Purchaser is authorized to issue an unlimited number of shares of a single class each with no par value, of which 7,457,500 shares of Purchaser Common Stock are issued and outstanding as of the date hereof. 431,250 shares of Purchaser Common Stock are reserved for issuance upon the exercise of the Purchaser Units underlying the Purchaser UPO, 3,612,000 shares of Purchaser Common Stock are reserved for issuance with respect to the Purchaser Warrants and Purchaser Rights. No other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of British Virgin Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents and Purchaser SEC Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth in the Purchaser SEC Documents and except as otherwise provided in this Agreement or consented to in writing by the Company, the Purchaser has no convertible securities, exchangeable securities, warrants, options or other rights outstanding that, pursuant to their terms, as a result of the consummation of the transactions contemplated hereby, will become convertible, exchangeable or exercisable of any shares, warrants, options or other securities of Purchaser.

5.8 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the Transaction will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents). No material information provided by the Purchaser to the Company or the Sellers in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Purchaser public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.9 Litigation. There is no Action (or any basis therefore) pending against, or to the knowledge of the Purchaser threatened against or affecting, the Purchaser, any of its officers or directors, or any Purchaser Common Stock before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements or that, individually or in the aggregate, would be material to the Purchaser. There are no outstanding judgments against the Purchaser. Purchaser is not, and has not previously been, subject to any legal proceeding with any Authority.

5.10 Trust Fund. As of the date of this Agreement, Purchaser has at least $57,500,000 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Morgan Stanley in the United States (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 5, 2019, between Purchaser and the Trustee (the “Trust Agreement”). The Purchaser has not amended, waived or otherwise changed and will not amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser.

5.11 Listing. The Purchaser Common Stock is listed on the Nasdaq Capital Market, with trading tickets HHHH.

5.12 Reporting Company. The Purchaser is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Purchaser Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act.

5.13 No Market Manipulation. Neither the Purchaser nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Purchaser Common stock to facilitate the sale or resale of the Purchaser Common Stocks or affect the price at which the Purchaser Common Stocks may be issued or resold; provided, however, that this provision shall not prevent the Purchaser from engaging in investor relations or public relations activities consistent with past practices.

5.14 Sarbanes-Oxley Act. The Purchaser is in compliance with applicable requirements of the United States Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.15 Investment Company. The Purchaser is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

5.16 Board Approval. The Purchaser Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a Business Combination.

5.17 Purchaser SEC Documents and Financial Statements.

(a) Purchaser has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will timely file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter of Purchaser beginning with the first quarter Purchaser was required to file such a form (iii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.17(a) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.17(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The audited financial statements of the Purchaser (the “Purchaser Audited Financial Statements”) and unaudited interim financial statements of the Purchaser (together with the Purchaser Audited Financial Statements, the “Purchaser Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Purchaser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Purchaser as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(c) Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Purchaser’s knowledge, such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

(d) Purchaser has established and maintained a system of internal controls. To the Purchaser’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with U.S. GAAP.

(e) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser. The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The books of account, minute books and transfer ledgers and other similar books and records of the Purchaser have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(g) Except as otherwise noted in the Purchaser Financial Statements, the accounts and notes receivable of the Purchaser reflected in the Purchaser Financial Statements: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which the Purchaser has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Purchaser or any of its subsidiaries as of the date hereof.

5.18 No Undisclosed Liabilities. Purchaser has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Purchaser Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Purchaser Financial Statements or in the notes to the most recent Purchaser Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Purchaser Financial Statement, none of which, individually or in the aggregate, would have a Purchaser Material Adverse Effect taken as a whole.

5.19 Interested Party Transactions. No officer, director, employee, shareholder or holder of derivative securities (each an “Insider”) of the Purchaser or a member of his or her immediate family is indebted to the Purchaser, nor is the Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary or fees for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Purchaser, (iii) for other employee benefits made generally available to all employees, if any, or (iv) for repayment of promissory notes the Company issued or will issue to the Insiders as disclosed in the Purchaser SEC Documents or the Additional Purchaser SEC Documents. To the knowledge of the Purchaser, no Insider of the Purchaser or a member of his or her immediate family is directly or indirectly a party to or has a material interest in any contract of the Purchaser (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Purchaser or such Person’s employment with, other services rendered to the Purchaser, or the contracts entered into with such Person for use in the Purchaser’s ordinary course of business).

5.20 Certain Business Practices. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has (i) used any Purchaser group funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor, to the knowledge of the Purchaser, any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since its formation, directly or indirectly, in connection with the business of the Purchaser group, given or agreed to give any gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.21 Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

5.22 Business Activities. Since its incorporation, the Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination. Except as set forth in the Purchaser’s Organizational Documents or discussed in the Purchaser’s SEC Documents, there is no agreement, commitment, or Order binding upon the Purchaser or to which the Purchaser is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Purchaser, any acquisition of property by the Purchaser or the conduct of business by the Purchaser as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into and perform their obligations under this Agreement. The Purchaser does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

5.23 No Other Representations and Warranties. Except as provided in this Article V, neither the Purchaser or any of its Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally and not jointly, each hereby represent and warrant to Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

6.1 Ownership of Stock; Authority.

(a) The Seller has good and marketable title to the Company Common Stock, free and clear of any and all Liens.

(b) The Seller has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been, or at Closing will be, duly executed and delivered by the Seller and are, or upon their execution and delivery will be, valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Neither the execution and delivery by the Seller of any or all of the Agreement, nor the consummation by the Seller of the transactions contemplated thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which the Seller is a party or by which the Seller is bound, or (ii) result in the imposition of any Lien upon the Company Common Stock.

6.2 Approvals. Except as contemplated by this Agreement, no consent, approval, waiver, authorization or novation is required to be obtained by the Seller from, and no notice or filing is required to be given by the Seller to or made by the Seller with, any Authority or other Person in connection with the execution, delivery and performance by the Seller of this Agreement and the sale and transfer of the Company Common Stock.

6.3 Non-Contravention. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate any provision of the Organizational Documents of the Seller or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which the Seller or the Company Common Stock, are subject.

6.4 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of the Seller, threatened, against the Seller, and the Seller is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transactions contemplated hereby or materially impair the ability of the Seller to perform its obligations hereunder.

6.5 Investment Representations.

(a) The Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act. The Seller acknowledges that Purchaser has the right to require evidence of its status as an accredited investor, if necessary.

(b) The Seller acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and the Seller represents that it understands the highly speculative nature of an investment in Purchaser Common Stock, which may result in the loss of the total amount of such investment.

(c) The Seller has adequate means of providing for the Seller’s current needs and possible personal contingencies, and the Seller has no need, and anticipates no need in the foreseeable future, for liquidity in the Seller’s investment in Purchaser Common Stock. The Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, the Seller is able to hold the Purchaser Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) The Seller has not made an overall commitment to investments which are not readily marketable that are disproportionate to the Seller’s net worth, and the Seller’s investment in the Purchaser Common Stock will not cause such overall commitment to become excessive.

(e) Except as otherwise set forth in Article V, Purchaser has not and is not making any representations or warranties to the Seller or providing any advice or information to the Seller. The Seller acknowledges that it has retained its own professional advisors to evaluate the tax and other consequences of an investment in the Purchaser Common Stock.

(f) The Seller acknowledges that this offering of Purchaser Common Stock has not been reviewed by the SEC because this is intended to be a non-public offering pursuant to Section 4(2) of the Act and Rule 506 under Reg. D. The Purchaser Common Stock will be received by the Seller for investment and not for distribution or resale to others.

(g) The Seller understands and consents to the placement of a legend on any certificate or other document evidencing Purchaser Common Stock stating that such shares Purchaser Common Stock have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing Purchaser Common Stock shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

ARTICLE VII

COVENANTS OF THE COMPANY AND PURCHASER PENDING CLOSING

Each of the Company and the Purchaser covenants and agrees that:

7.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company or Purchaser;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $3,000,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $3,000,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or Purchaser’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any stockholder (other than, in the case of any stockholder that is an employee, payments of salary accrued in said period at the current salary rate;

(viii) authorize any salary increase of more than 20% for any employee making an annual salary equal to or greater than $200,000 or in excess of $500,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or the Purchaser;

(ix) obtain or incur any loan or other Indebtedness, including drawings under the Company’s or the Purchaser’s existing lines of credit, in excess of $3,000,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business;

(x) suffer or incur any Lien, except for Permitted Liens, on the Company’s or the Purchaser’s assets;

(xi) suffer any damage, destruction or loss of property related to any of the Company’s or the Purchaser’s assets, whether or not covered by insurance the aggregate value of which, following any available insurance reimbursement, exceed $3,000,000;

(xii) delay, accelerate or cancel any receivables or Indebtedness owed to the Company or the Purchaser or write off or make further reserves against the same;

(xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv) suffer any insurance policy protecting any of the Company’s or the Purchaser’s assets to lapse;

(xv) amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization;

(xviii) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $100,000.00 individually or $1,000,000.00 in the aggregate;

(xix) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock;

(xx) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xxi) make or change any material Tax election or change any annual Tax accounting periods; or

(xxii) agree to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Purchaser shall remain a “blank check company” as defined in Rule 419 under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser shall not, and shall cause its Subsidiaries to not amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XIII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person or any class or series of the capital stock or other equity interests of the Company Group or the Purchaser in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Purchaser shall, to the best of their ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or capital stock of the Purchaser or any of the Company’s or the Purchaser’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Company Material Adverse Change or a Purchaser Material Adverse Effect; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any respect or to omit or fail to state a material fact.

7.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (45) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

7.5 Proxy Statement; Purchaser Special Meeting.

(a) Promptly after the receipt by the Purchaser from the Company of all financial and other information relating to the Company required for inclusion therein, the Purchaser and the Company shall prepare and the Purchaser shall file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Purchaser Common Stock to, among other things, vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (“Purchaser Stockholder Approval”) at a meeting of holders of Purchaser Common Stock to be called and held for such purpose (the “Purchaser Special Meeting”). Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting proxies from holders of Purchaser Common Stock for the matters to be acted upon at the Purchaser Special Meeting (the “Proxy Statement”), which shall be filed with the SEC on Schedule 14A. The Company and its counsel and the Purchaser and its counsel shall be given an opportunity to review and comment on the and Proxy Statement prior to its filing with the SEC. The Purchaser and the Company shall promptly respond to any SEC comments on the Proxy Statement. The Purchaser and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) The Company shall, as promptly as reasonably practicable, provide the Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the Proxy Statement (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Proxy Statement or any Other Filing (as defined below). Subject to the Company’s review and approval of the Proxy Statement, including the Company Information included therein, the Company acknowledges and agrees that Company Information (including the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company Group to reasonably cooperate with Purchaser as relevant if required in connection with the foregoing. The Purchaser agrees to provide the Company with a reasonable opportunity to review the Proxy Statement and any Other Filing and to not file the Proxy Statement or any Other Filing without the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c) As soon as practicable following the filing of the definitive Proxy Statement, the Purchaser shall distribute the Proxy Statement to the holders of Purchaser Common Stock and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with its Organizational Documents and the laws of the British Virgin Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the stockholders of the Purchaser for approval or adoption at the Purchaser Special Meeting, including, without limitation, the matters described in Section 7.5(a).

(d) The Purchaser and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the British Virgin Islands and other applicable corporate Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder and the calling and holding of the Purchaser Special Meeting. Without limiting the foregoing, the Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Common Stock or at the time of the Purchaser Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. If at any time prior to Closing, a change in the Company Information, Required Financial Statements or other financial information, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify the Purchaser of such change. The Purchaser represents and warrants that the information relating to the Purchaser supplied by it for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Common Stock or at the time of the Purchaser Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) The Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Common Stock vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, and shall otherwise use its commercially reasonable efforts to obtain the Purchaser Stockholder Approval.

7.6 Financial Information. The Company will provide additional financial information as required by any Law or Governmental Authority for inclusion in any filings to be made by the Purchaser with the SEC. If requested by the Company’s auditors, such information must be reviewed or audited by the Company’s auditors.

7.7 Trust Account. The Company acknowledges that the Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to holders of Purchaser Securities who shall have validly redeemed their Purchaser Securities upon acceptance by the Purchaser of such Purchaser Securities (the “Purchaser Securities Redemptions”), (ii) the expenses to the third parties to which they are owed in an amount not to exceed $500,000, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to Purchaser.

7.8 Employees of the Company and the Manager. Schedule 7.8 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Company shall use commercially reasonable efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date.

7.9 Form 8-K; Press Releases.

(a) Within four (4) business days following the execution of this Agreement, Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Purchaser and the Company shall also issue a joint press release announcing the execution of this Agreement.

(b) Prior to the Closing, the Purchaser and the Company shall prepare a mutually agreeable press release announcing the consummation of the Share Exchange (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release, and as soon as practicable thereafter, file Form 8-K with the SEC.

7.10 Nasdaq Matters. The Purchaser shall (a) take all actions necessary to maintain its listing on Nasdaq, and (b) the additional listing application for the Closing Payment Shares shall be approved by Nasdaq.

7.11 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of the Purchaser, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of Purchaser Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

ARTICLE VIII

COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonably Best Efforts to Obtain Consents. The Company shall use its reasonably best efforts to obtain each Third Party Consent as promptly as practicable hereafter.

ARTICLE IX

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonably Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonably best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a) The Sellers shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Purchaser. The cost of preparing such Tax Returns shall be borne by the Company. The Sellers shall give a copy of each such Tax Return to the Purchaser with sufficient time prior to filing for its review and comment. The Sellers (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Manager, which consent shall not unreasonably be withheld, delayed or conditioned.

(c) Following the Closing, the Sellers may amend any Tax Return of the Company for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. Purchaser shall cause the Company to cooperate with the Sellers in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne by the Company.

(d) Following the Closing, the Purchaser may amend any Tax Return of the Company for any taxable period ending on or before the Closing to correct any errors, with the consent of the Sellers, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne by the Company.

(e) Purchaser shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

9.3 Settlement of Purchaser Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination, subject to the limitations set forth in Section 7.7.

9.4 Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of February 5, 2019 by and between Purchaser and the investors named therein.

9.5 Confidentiality. Except as necessary to complete the Proxy Statement, the Company, on the one hand, and Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement, including in each case the existence of the Agreement and the transactions contemplated hereby or any negotiations or discussions with respect thereto (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.6 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Closing Date, Purchaser shall indemnify and hold harmless all current and former directors, officers and employees, as the case may be, of the Company and its Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such. Purchaser shall fulfill and honor in all respects the obligations pursuant to any indemnification agreements between Purchaser, the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of Purchaser, the Company and its Subsidiaries, on the other hand, in effect immediately prior to the Closing Date, and any indemnification provisions under the Purchaser Organizational Documents, Company Organizational Documents or the comparable charter or Organizational Documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Closing Date.

(b) Prior to the Closing Date, the Purchaser shall enter into a directors’ and officers’ liability insurance policy covering the current and former directors, officers and employees, as the case may be, of the Company (the “Insured Parties”) on customary terms that are no less favorable to the Insured Parties than those of any present directors’ and officers’ liability insurance policy maintained by the Company covering the Insured Parties (such policy, a “Company D&O Policy”), for a period of seven years after the Closing Date.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.6 shall survive the Closing and shall be binding, jointly and severally, on Purchaser, the Company and its Subsidiaries and all successors and assignees of Purchaser, the Company and its Subsidiaries. In the event that Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Purchaser shall cause proper provisions to be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 9.6.

(d) The obligations of Purchaser under this Section 9.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 9.6 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 9.6 applies shall be third party beneficiaries of this Section 9.6.

(e) Purchaser shall assume, be jointly and severally liable for, and shall honor, in accordance with their respective terms, each of the covenants contained herein without limit as to time. Purchaser shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. The rights of each indemnitee and/or Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Organizational Documents or the comparable charter or Organizational Documents of any Subsidiary of the Company, or any other indemnification arrangement or otherwise.

(f) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 9.6, which indemnification agreements shall continue to be effective following the Closing.

9.7 Equity Financing. Each of the Company, the Sellers and the Purchaser shall use its reasonably best efforts to cause the immediately available funds contained in the Trust Account (net of any Purchaser Redemption Amount) available for release to Purchaser immediately following Closing (“Trust Account Amount”) and shall ensure that the Trust Account Amount is in no event below Ten Million Dollars ($10,000,000) (“Equity Financing”); provided, however, that the reasonable expenses and costs incurred by the Purchaser in connection with the Equity Financing shall be borne or reimbursed by the Company.

9.8 Conversion of Certain Purchaser Common Stock. If the Purchaser qualifies as a “foreign private issuer” as defined in Rule 36-4 promulgated under the Exchange Act (“Foreign Private Issuer”) at any time following the Closing and as promptly as practicable following the determination of gaining the Foreign Private Issuer status, Purchaser shall use its reasonably best efforts to (a) reclassify its ordinary shares into Purchaser A Common Stock, and (b) authorize the issuance of Purchaser B Common Stock (such actions described in these clauses (a) and (b) are collectively referred to herein as the “Reclassification of Capital Stock of Purchaser”). Upon the completion of the Reclassification of Capital Stock of Purchaser, an amount of Purchaser A Common Stock held by Lavacano equal to 10% of all issued and outstanding ordinary shares of the Purchaser immediately after the Closing (after giving effect to the Closing, but excluding any Earnout Shares) shall be converted to Purchaser B Common Stock on 1:1 ratio.

9.9 Trust Extension.

(a) If the Closing is expected not to occur on or prior to February 8, 2020, the Company shall, on behalf of the Sponsor, deposit $575,000 into the Trust Account prior to February 5, 2020 (the “First Extension”). Upon making the deposit of such funds, the Company will receive a non-interest bearing, unsecured promissory note issued by the Purchaser for a principal amount equal to such deposit (the “First Extension Funding Note”), which shall contain the following terms and conditions: (a) if the Closing does not occur, such First Extension Funding Note will not be repaid, and (b) if the Closing does occur, such First Extension Funding Note shall be converted into additional shares of Purchaser Common Stock issued to the Sellers at a price of $10.00 per share upon the Closing.

(b) If after the First Extension has been obtained and thereafter the Closing is expected not to occur on or prior to May 8, 2020, unless either Purchaser or the Company has exercised its termination rights pursuant to Section 13.1(b), the Company shall, on behalf of the Sponsor, deposit $575,000 into the Trust Account prior to May 5, 2020 (the “Second Extension”). Upon making the deposit of such funds, the Company will receive a non-interest bearing, unsecured promissory note issued by the Purchaser for a principal amount equal to such deposit (the “Second Extension Funding Note”), which shall contain the following terms and conditions: (a) if the Closing does not occur, such Second Extension Funding Note shall be repaid in full by the Sponsor on the Outside Closing Date, provided that the Company shall have delivered the Audited Financial Statements and the reviewed interim financial statements for the six months ended June 30, 2019 by November 30, 2019, and the audited financial statements for the year ended December 31, 2019 by March 31, 2020, and (b) if the Closing does occur, such Second Extension Funding Note shall be converted into additional shares of Purchaser Common Stock issued to the Sellers at a price of $10.00 per share upon the Closing.

(c) In the event that after the Second Extension has been obtained, the Closing is expected not to occur on or prior to August 8, 2020, unless either Purchaser or the Company has exercised its termination rights pursuant to Section 13.1(c), the Company shall, on behalf of the Sponsor, deposit $575,000 into the Trust Account prior to August 5, 2020 (the “Third Extension”). Upon making the deposit of such funds, the Company will receive a non-interest bearing, unsecured promissory note issued by the Company for a principal amount equal to such deposit (the “Third Extension Funding Note”), and each such note shall contain the following terms and conditions: (a) if the Closing does not occur, such Third Extension Funding Note will be repaid in full by the Sponsor on the Outside Closing Date, and (b) if the Closing does occur, such Third Extension Funding Note shall be converted into additional shares of Purchaser Common Stock issued to the Sellers at a price of $10.00 per share upon the Closing.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b) There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c) The closing requirements listed in Schedule 2.2 hereto shall have been completed.

(d) The Purchaser Stockholder Approval shall have been obtained.

(e) All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(f) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

10.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed in all material respects (unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects) all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company contained in Article IV of this Agreement, the Additional Agreements and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Company Material Adverse Effect, regardless of whether it involved a known risk.

(d) Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(e) No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Purchaser of any of the Company Capital Stock or the effective operation of the Business by the Company after the Closing Date.

(f) Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel, including (i) a copy of the Organizational Documents of the Company certified as of a recent date by the Secretary of State of its jurisdictions of organization; (ii) copies of resolutions duly adopted by the board of directors of the Company and by the unanimous vote or consent of the Company’s stockholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Additional Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers of the Company authorized to execute this Agreement and any Additional Documents to which the Company is or is required to be a party or otherwise bound, and (iv) a recent good standing certificate regarding the Company from each jurisdiction in which the Company organized or is qualified to do business.

(g) Purchaser shall have received copies of all Third Party Consents (including the consents of the landlords under the Leases), if applicable, in form and substance reasonably satisfactory to Purchaser, and no such Third Party Consent shall have been revoked.

(h) Purchaser shall have received copies of all Governmental Approvals, if applicable, in form and substance reasonably satisfactory to Purchaser, and no such Governmental Approval shall have been revoked.

(i) The Company shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company applicable to its employees.

(j) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

(k) Purchaser shall have completed and be reasonably satisfied with the results of all business, legal and financial due diligence, and any items requiring correction identified by the Purchaser shall have been corrected to the Purchaser’s reasonable satisfaction.

(l) Purchaser shall have received the Company Disclosure Schedules updated as of the Closing Date.

(m) Purchaser shall have received a duly executed opinion from the Company’s PRC counsel and Cayman Islands counsel respectively, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser shall have duly performed in all material respects (unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects) all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Purchase contained in Article V of this Agreement, the Additional Agreements and in any certificate delivered by the Purchaser pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Purchaser Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Purchaser Material Adverse Effect, regardless of whether it involved a known risk.

(d) Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Purchaser to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) The Company shall have received a certificate signed by the corporate secretary of the Purchaser attaching and certifying to the accuracy of the following: (i) a copy of the Amended Charter as effective on the Closing Date; (ii) copies of resolutions duly adopted by the board of directors of the Purchaser authorizing this Agreement and the transactions contemplated hereby and thereby, (iii) signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Purchaser from each jurisdiction in which the Purchaser is organized or is qualified to do business.

(f) Purchaser shall have executed and delivered to the Company each Additional Agreement to which it is a party.

(g) The Purchaser Securities Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.

(h) The Sellers Designees shall have been appointed to the board of directors of the Purchaser, effective as of the Closing.

(i) From the date hereof until the Closing, Purchaser shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to Purchaser.

(j) Purchaser shall have filed with the BVI Registrar of Corporate Affairs the Amended Charter in the form included in the Proxy Statement and approved by the Purchaser’s stockholders at the Purchaser Special Meeting.

(k) Purchaser shall remain its listing on Nasdaq and the additional listing application for the Closing Payment Shares shall have been approved by Nasdaq.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification of Purchaser. From and after the Closing Date, the Company and the Sellers hereby jointly and severally agree to indemnify and hold harmless Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company and the Sellers contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto. Any liability incurred by the Sellers pursuant to the terms of this Article XI shall be paid exclusively from the Escrow Shares.

11.2 Indemnification of Company. From and after the Closing Date, the Purchaser shall, and cause its Affiliates (including the Company Group after the Closing) to, indemnify and hold harmless each Seller and director and officer of the Company and each of its Subsidiaries who served in such role at any time prior to the Closing (collectively, the “Company Indemnitees”) against any and all Losses, incurred or sustained by any Company Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Purchaser contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto.

11.3 Procedure. The following shall apply with respect to all claims made by any Company Indemnitee or any Purchaser Indemnitee (an “Indemnified Party”) for indemnification provided for under this Agreement by another party hereto (the “Indemnifying Party”):

(a) An Indemnified Party shall give the Sellers or Purchaser, as applicable, prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Sections 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 11.1 or 11.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Sections 11.1 or 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

11.4 Escrow of Escrow Shares by Sellers. The Company and the Sellers hereby authorize the Purchaser to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. For purposes of this Article XI, the Escrow Shares are valued at $10.00 per share.

(a) Escrow Shares. Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow. The Sellers shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Purchaser.

(b) Distribution of Escrow Shares. At the times provided for in Section 11.4(d), the Escrow Shares shall be released to the Sellers for distribution. The Purchaser will take such action as may be necessary to cause such certificates and notes to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Sellers and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Sellers or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Sellers, prior to the delivery to such Sellers of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Sellers less the number or amount of Escrow Shares (at an assumed value of $10.00 per Escrow Share) equal to the amount of any potential Losses set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Sellers shall issue to the Escrow Agent a certificate executed by it instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 11.4(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Sellers promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI.

11.5 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement:

(i) with respect to any claims as to which the Purchaser Indemnitees may be entitled to indemnification hereunder, the Company and the Sellers shall not be liable for any individual or series of related Losses unless such Losses exceed $50,000 (the “De Minimis Amount”), at which time the Losses in excess of the De Minimis Amount shall be subject to the indemnification hereunder.

(ii) the aggregate liability of the Company and the Sellers for indemnification pursuant to this Article XI shall not exceed the deemed value of Escrow Shares as set forth in Section 11.4;

(iii) in no event shall any loss be recoverable under the terms of this Agreement to the extent it consists of or is based upon punitive, special or exemplary damages, except to the extent awarded to a third party in connection with a Third-Party Claim; and

(iv) after the expiration of the Survival Period, neither the Purchaser and its Affiliates, nor the Company or any Seller shall have any liability for indemnification pursuant to this Article X other than with respect to Claims already made as provided in this Article XI.

(b) Promptly after a Purchaser Indemnitee becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to a Claim pursuant to this Article XI, the Purchaser Indemnitee shall take all commercially reasonable steps to mitigate and minimize all losses that could result from or relate to such Claim.

(c) Any indemnification payments hereunder to be made to a Purchaser Indemnitee shall take into account any insurance proceeds or other third party reimbursement received or reasonably expected to be received by such Purchaser Indemnitee or any of its Affiliates. In the event that a recovery is made by a Purchaser Indemnitee or any Affiliate of a Purchaser Indemnitee with respect to any Claim for which such Purchaser Indemnitee has already been indemnified hereunder, then a return of the Escrow Shares with an aggregate value equal to the aggregate amount of the recovery shall be made promptly to the Sellers.

(d) Any indemnification payments hereunder to be made to a Company Indemnitee shall take into account any insurance proceeds or other third party reimbursement received or reasonably expected to be received by such Company Indemnitee or any of its Affiliates. In the event that a recovery is made by a Company Indemnitee or any Affiliate of a Company Indemnitee with respect to any Claim for which such Company Indemnitee has already been indemnified hereunder, then a return of the indemnification payments with an aggregate value equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

11.6 Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until twelve (12) months following the Closing (the “Survival Period”). The obligations of the Company (but not of the Sellers) in Articles VII, VIII and IX shall terminate upon the Closing.

11.7 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, and except as expressly set forth otherwise, this Article XI shall be the sole and exclusive remedy of the Indemnified Parties from and after the Closing and shall be in lieu of any other remedies that may be available to any Indemnified Party under any other agreement or pursuant to any statutory or common law with respect to any losses directly or indirectly resulting from or arising out of any Losses or the transactions contemplated by this Agreement; provided, however, that the foregoing sentence shall not be deemed a waiver by any party hereto of any right to specific performance or injunctive relief.

ARTICLE XII

DISPUTE RESOLUTION

12.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

12.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII

TERMINATION

13.1 Termination Without Default.

(a) In the event that the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018, 2017 and 2016, consisting of the audited consolidated balance sheet as of such dates, the audited consolidated income statement for the twelve (12) month period ended on such dates, and the audited consolidated cash flow statement for the twelve (12) month period ended on such dates (the “Audited Financial Statements”), have not been delivered by March 15, 2020, Purchaser shall have the right, at its sole option, to terminate this Agreement without liability to the Company. Such right may be exercised by Purchaser, as the case may be, with a written notice to the Company at any time after March 15, 2020.

(b) In the event that after the First Extension has been obtained, the Closing is expected not to occur on or prior to May 8, 2020, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party who is in a material breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to May 8, 2020. Such right shall be exercisable by Purchaser or the Company, as the case may be, with a written notice to the other party at least ten (10) days prior to May 8, 2020.

(c) In the event that after Second Extension has been obtained, the Closing is expected not to occur on or prior to August 8, 2020, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to any party who is in a material breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to August 8, 2020. Such right shall be exercisable by Purchaser or the Company, as the case may be, with a written notice to the other party at least ten (10) days prior to August 8, 2020.

(d) In the event that the Closing has not occurred by September 30, 2020 (the “Outside Closing Date”), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to any party who is in a material breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Closing Date. Such right may be exercised by Purchaser or the Company, as the case may be, with a written notice to the other party at any time after the Outside Closing Date.

(e) In the event that the Proxy Statement with respect to the transactions hereunder has not been filed with the SEC by March 31, 2020 (the “Outside Filing Date”), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement under this Section 13.1(e) shall not be available to any party who is in a material breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Proxy Statement to be filed with the SEC by the Outside Filing Date. Such right may be exercised by Purchaser or the Company, as the case may be, with a written notice to the other party at any time after the Outside Filing Date.

13.2 Termination Upon Default.

(a) The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date such that the condition to closing set forth in Section 10.2 would not satisfied (treating such time as if it were the Closing Date) and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date such that the condition to closing set forth in Section 10.3 would not satisfied (treating such time as if it were the Closing Date) and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

(c) In the event that this Agreement is terminated pursuant to Section 13.2 hereof, the breaching party shall be obligated to pay the non-breaching party a break-up fee of $1,000,000 (the “Break-up Fee”), promptly after termination of this Agreement by the non-breaching party. The Company and the Purchaser acknowledge and agree that (i) the Break-up Fee is a fair and reasonable estimate of the actual damages suffered by the non-breaching party, which amount would otherwise be impossible to calculate with precision, (ii) the Break-up Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Break-up Fee shall be the sole and exclusive remedy available to the non-breaching party against the breaching party; provided, however, that the limitations set forth in this Section 13.1(c) (iii) shall not apply to the liabilities arising from any criminal activities, fraud or willful misconduct of the breaching party.

13.3 Survival. The provisions of Article XI through Article XIV shall survive any termination hereof.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

3rd Floor, JIA No. 34, Shenggu Nanli

Chaoyang District

Beijing, P.R. China 100029

Attn: Xiaowu He

xiaowu.he@scienjoy.com

with a copy to (which shall not constitute notice):

JunHe Law Offices LLC

45 Rockefeller Plaza, Suite 1919

New York, NY 10111

Attn: Lan Lou

loul@junhe.com

if to Lavacano:

#1101, Unit 1, Building 6

No. 2, Xibahe Dongli

Chaoyang District

Beijing, P.R. China

Attn: Xiaowu He

xiaowu.he@scienjoy.com

If to WBY:

#23E, Building D

Rongzunbao International Club

No.8, Kehui Road, Chaoyang District

Attn: Bo Wan

bo.wan@scienjoy.com

if to the Purchaser:

Wealthbridge Acquisition Limited

Flat A, 6/F, Block A

Tonnochy Towers

No. 272 Jaffe Road

Wanchai, Hong Kong

Attn: Yongsheng Liu

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Giovanni Caruso, Esq.

Email: gcaruso@loeb.com

Fax: (212) 407-4866

14.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 Publicity. Except as required by law and except with respect to the Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall mean the actual knowledge of the Key Personnel and what such Key Personnel should have known given his or her position within the Company following reasonable inquiry or investigation.

14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

14.14 Waiver. Reference is made to the final IPO prospectus of the Purchaser, dated February 5, 2019 (the “Prospectus”). The Company and the Seller have read the Prospectus and understand that the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, the Company and the Sellers each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Purchaser to specifically perform its obligations under this Agreement) so long as such claim would not affect Purchaser’s ability to fulfill its obligation to effectuate the Purchaser Securities Redemption, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of a Business Combination and any assets that have been purchased or acquired with any such funds).

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

WEALTHBRIDGE ACQUISITION LIMITED

By:	/s/ Yongsheng Liu
Name:	Yongsheng Liu
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

SCIENJOY INC.

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Lavacano Holdings Limited

By:	/s/Xiaowu He
Name:	Xiaowu He
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WBY Entertainment Holdings Ltd.

By:	/s/ Bo Wan
Name:	Bo Wan
Title:	Director

Schedule A

Closing Payment Shares

Sellers	Number of Purchaser Common Stock To Be Received At Closing	Number of Purchaser Common Stock To Be Deposited In Escrow (Escrow Shares)
Lavacano	11,808,000	1,312,000
WBY	2,952,000	328,000